Exhibit 99.1

Noranda Aluminum Holding Corporation Announces Insurance Settlement

FRANKLIN, Tenn.--(BUSINESS WIRE)--June 24, 2009--Noranda Aluminum Holding Corporation (“Noranda,” or the “Company”) announced a $43.875 million partial insurance settlement, pursuant to the signing of a claim settlement agreement (“the Release”) with Factory Mutual Insurance Company (“FM Global”) related to FM Global’s portion of the Company’s pot line freeze claim from the January 2009 New Madrid smelter outage. FM Global provides 65% of the coverage for the commercial property insurance policy that governs the Company’s pot line freeze claim. Under the Release, the Company will receive proceeds totaling $43.875 million from FM Global, which includes the $9.75 million of claim advances previously received. The Company also announced the potential of similar settlements with the three other insurance carriers in the policy.

Forward‐looking Statements

This press release contains “forward-looking statements” which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. We undertake no obligation to publicly update or revise any forward‐looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Noranda's actual results or performance may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment and fluctuating commodity prices. For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see "Cautionary Statement Concerning Forward-Looking Statements," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Noranda’s Form 10-K, filed on February 25, 2009, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Noranda's Quarterly Reports on Form 10-Q and other items throughout the Forms 10-Q and Noranda's 2009 Current Reports on Form 8-K.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. The Company has two businesses, an upstream and downstream business. The primary metals, or upstream business, produced approximately 261,000 metric tons of primary aluminum in 2008. The rolling mills, or downstream business, are one of the largest foil producers in North America and a major producer of light gauge sheet products. Noranda Aluminum Holding Corporation is a private company owned by affiliates of Apollo Management, L.P. The information contained in this release is limited and management encourages interested parties to read the Company’s financial reports and other information available on the Company’s website at www.norandaaluminum.com.

CONTACT:
Noranda Aluminum Holding Corporation
Robert Mahoney, +1 615-771-5752
Chief Financial Officer
robert.mahoney@noralinc.com